SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 2, 1997



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




          Maine                1-5139                01-0042740
(State of Incorporation)       (Commission           (IRS Employer
                               File Number)          Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (207) 623-3521


Item 1 through Item 4.  Not applicable.

Item 5.  Other Events.

     a. Maine  Yankee  audit  report.  On  September  2, 1997,  the Maine Public
Utilities Commission ("MPUC") released the report of a consultant it had retained to perform a management audit of Maine Yankee Atomic Power Company ("Maine Yankee") for the period January 1, 1994 to June 30, 1997. The report contained both positive and negative conclusions, the latter including: that Maine Yankee's decision in December 1996 to proceed with the steps necessary to restart its nuclear generating plant at Wiscasset, Maine (the "Plant") was "imprudent"; that Maine Yankee's May 27, 1997, decision to reduce restart expenses while exploring a possible sale of the Plant was "inappropriate," based on the consultant's finding that a more objective and comprehensive competitive analysis at that time "might have indicated a benefit for restarting" the Plant; and that those decisions resulted in Maine Yankee incurring $95.9 million in "unreasonable" costs. The Company does not know how the MPUC plans to use the consultant's report, but believes the report's negative conclusions are unfounded and may be contradictory. The Company has charged its share of the Maine Yankee expenses to income, but plans to contest the negative conclusions of the report vigorously if they should be introduced in Maine Yankee's anticipated rate proceeding before the Federal Energy Regulatory Commission, which has exclusive jurisdiction over Maine Yankee's rates, or in any proceeding before the MPUC under the Company's Alternative Rate Plan (the "ARP").

     b. Proposed Federal Income Tax Adjustments. On September 3, 1997, the Company received from the Internal Revenue Service ("IRS") a Revenue Agent's Report summarizing all adjustments proposed by the IRS as a result of its audit of the Company's federal income tax returns for the years 1992 through 1994, and the Company expects to receive a notice of deficiency relating to the proposed adjustments by September 15, 1997. Two significant adjustments are among those proposed by the IRS. The first is a disallowance of the Company's write-off of the undercollected balance of fuel and purchased-power costs and the unrecovered balance of its unbilled Electric Revenue Adjustment Mechanism ("ERAM") revenues, both as of December 31, 1994, which were charged to income in 1994 in connection with the adoption of the ARP effective January 1, 1995. The second major adjustment would disallow the Company's 1994 deduction of the cost of the buyout of the Fairfield Energy Venture purchased-power contract by the Company in 1994. The aggregate tax impact of the unresolved issues amounts to approximately $33 million, over 90 percent of which is associated with the two major proposed adjustments. The two major adjustments relate largely to the timing of the deductions and would not affect income. If the IRS were to prevail, the Company believes the deductions would be amortized over periods of up to twenty post-1994 tax years. The company believes its tax treatment of the unresolved issues was proper and intends to contest the proposed adjustments vigorously, but cannot predict the results of its planned appeals.


Item 6 through Item 8.  Not applicable.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       CENTRAL MAINE POWER COMPANY



                                       By:  _________________________________
                                             D. E. Marsh
                                             Chief Financial Officer

Dated:  September 8, 1997